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                                  _______, 1998


Vanguard/Trustees' Equity Fund
on behalf of
Vanguard/Trustees' Equity Fund - U.S. - Portfolio
[Post Office Box 2600
Valley Forge, PA 19482]

Vanguard Quantitative Portfolios
on behalf of
Vanguard Growth and Income Portfolio
[Post Office Box 2600
Valley Forge, PA 19482]

Gentlemen:

         You have requested our opinion regarding certain federal income tax consequences to Vanguard/Trustees' Equity Fund - U.S. Portfolio ("Acquired Fund"), a separate series of Vanguard/Trustees' Equity Fund ("VTEF Trust"), to the holders of the shares of beneficial interest of the Acquired Fund (the "Acquired Fund Shareholders"), and to Vanguard Growth and Income Portfolio ("Acquiring Fund"), a separate series of Vanguard Quantitative Funds ("VQF Trust"), in connection with the proposed transfer of substantially all of the assets of Acquired Fund to Acquiring Fund and the assumption by Acquiring Fund of all of the liabilities of Acquired Fund in exchange solely for voting shares of beneficial interest of Acquiring Fund, followed by the distribution in complete liquidation by Acquired Fund of such Acquiring Fund shares, all pursuant to the Agreement and Plan of Reorganization (the "Plan") dated as of May __, 1998 (the "Reorganization").

         For purposes of this opinion, we have examined and rely upon (1) the Plan, (2) the Form N-14, filed by VQF Trust (formerly Vanguard Quantitative Portfolios, Inc.) on May __, 1998, with the Securities and Exchange Commission,
(3) the facts and representations contained in the letter dated May __, 1998, addressed to us from VTEF Trust, (4) the facts and representations contained in the letter dated May __, 1998, addressed to us from VQF Trust, and (5) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.
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Vanguard/Trustees' Equity Fund
Vanguard Quantitative Funds
______, 1998
Page 2

         This opinion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), United States Treasury Regulations, judicial decisions and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. This opinion is conditioned upon (a) the Reorganization taking place in the manner described in the Plan and the Form N-14 referred to above, (b) the facts and representations contained in the presentation letters referred to herein being true and accurate as of May 1998, and (c) there being no change in the Code, United States Treasury Regulations, judicial decisions, or administrative rulings and pronouncements of the Internal Revenue Service between the date hereof and May __,1998.

         This opinion is further conditioned upon our receiving such executed letters of representation from Acquiring Fund, Acquired Fund, VTEF Trust, and VQF Trust as we shall request. This opinion shall be effective only at such time as we receive those letters and confirm our opinion in writing on the closing date of the Reorganization.

         Based upon the foregoing, it is our opinion that:

     (1) The acquisition by Acquiring Fund of substantially all of the assets of Acquired Fund in exchange solely for Acquiring Fund shares and the assumption by Acquiring Fund of all of the liabilities of Acquired Fund, followed by the distribution of such Acquiring Fund shares to the Acquired Fund shareholders in exchange for their Acquired Fund shares in complete liquidation of Acquired Fund, will constitute a reorganization within the meaning of section 368(a) of the Code. Acquiring Fund and Acquired Fund will each be "a party to a reorganization" within the meaning of section 368(b) of the Code.

     (2) Acquired Fund will not recognize gain or loss upon the transfer of substantially all of its assets to Acquiring Fund in exchange solely for Acquiring Fund shares, or upon the distribution to Acquired Fund shareholders of the Acquiring Fund shares.

     (3) Acquiring Fund will not recognize gain or loss upon the receipt of Acquired Fund's assets in exchange for Acquiring Fund shares.

     (4) The basis of the assets of Acquired Fund in the hands of Acquiring Fund will be, in each instance, the same as the basis of those assets in the hands of Acquired Fund immediately prior to the Reorganization.

     (5) The holding period of Acquired Fund's assets in the hands of Acquiring Fund will include the period during which the assets were held by Acquired Fund (except where investment activities of Acquired Fund have the effect of reducing or eliminating a holding period with respect to an asset).

     (6) Acquired Fund shareholders will not recognize gain or loss upon the receipt of Acquiring Fund shares solely in exchange for Acquired Fund shares.

     (7) The basis of the Acquiring Fund shares received by the Acquired Fund shareholders will be the same as the basis of the Acquired Fund shares surrendered in exchange therefor.

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Vanguard/Trustees' Equity Fund
Vanguard Quantitative Funds
_______, 1998
Page 3

     (8) The holding period of the Acquiring Fund shares received by the Acquired Fund shareholders will include the holding period of the Acquired Fund shares surrendered in exchange therefor, provided that such Acquired Fund shares were held as capital assets in the hands of the Acquired Fund shareholders upon the date of the exchange.

         We express no opinion as to the federal income tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Plan.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 filed by VQF Trust with the Securities and Exchange Commission.

                                             Very truly yours,



                                             Dechert Price & Rhoads